Exhibit 5.1

[Letterhead of Orrick, Herrington & Sutcliffe LLP]

April 4, 2005

Molina Healthcare, Inc.

One Golden Shore Drive

Long Beach, CA 90802

Re:         Molina Healthcare, Inc.

               Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”), in the form to be filed with the Securities and Exchange Commission in connection with the proposed sale by Molina Healthcare, Inc., a Delaware corporation (the “Company”), of up to 1,000,000 shares of its common stock, $.001 par value per share (the “Common Stock”), and the sale by certain stockholders of the Company (the “Selling Stockholders”) of up to 2,450,000 shares of Common Stock.

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on such examination, we are of the opinion that the 1,000,000 shares of Common Stock to be issued and sold by the Company are validly authorized shares of Common Stock, and, when issued against payment of the purchase price therefor in the manner described in the Registration Statement, the prospectus included therein (the “Prospectus”) and any amendment or supplement thereto, will be legally issued, fully paid and nonassessable. We are of the further opinion that the 2,450,000 shares of Common Stock to be sold by the Selling Stockholders (of which up to 450,000 shares may be issued to cover over-allotments, if any) are, as of the date hereof, validly authorized, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and in the Prospectus, and any amendment or supplement thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP